EXHIBIT 99.2


Transactions in the Shares during the period from the 60th day prior to February 26, 1996 until February 26, 1996. All transactions were effected over the counter.

Transaction    Date Of   Number Of Shares  Price Per
Effected By    Purchase  Bought (Sold)     Share

InvLP           960129       25000         50.3000
IntlLLC         960130       25000         50.6875
InvLP           960130       25000         50.6875
InvLP           960131       10000         53.3750
InvLP           960201       25000         55.6250
InvLP           960202      (50000)        57.6250
InvLP           960202      (25000)        58.5900
InvLP           960220       25000         52.0625
IntlLLC         960222       15000         53.3500
InvLP           960222       25000         52.4000
InvLP           960222       35000         53.3500
InvLP           960226       30000         54.0000
IntlLLC         960226       12000         54.0000